Exhibit 99.1

IMPORTANT NOTICE REGARDING THE LOUISIANA-PACIFIC SALARIED 401(K) AND PROFIT SHARING PLAN AND THE LOUISIANA-PACIFIC HOURLY 401(K) AND PROFIT SHARING PLAN BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE COMMON STOCK DURING BLACKOUT PERIOD

NOVEMBER 12, 2003

TO:	ALL LOUISIANA-PACIFIC CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

FROM:	CURTIS STEVENS, CHIEF FINANCIAL OFFICER

The purpose of this notice is to inform you that the Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan and the Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan will be entering a blackout period due to change in record keepers, trustees and investment options under the Plan.  The Securities and Exchange Commission recently published final rules under the Sarbanes-Oxley Act of 2002 (P.L. 107-24) which apply to 401(k) plan blackout periods that begin on or after January 26, 2003.  Because you are a director or executive officer of Louisiana-Pacific Corporation, please be aware that the blackout of the Plans has a direct impact on your ability to trade Louisiana-Pacific common stock.

The new rules provide that, during the blackout period, corporate insiders may no longer exercise stock options or trade certain employer securities held outside of the Plans.  Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company.  Equities acquired in connection with the individual’s service as a director or officer are subject to the restriction, including securities acquired before the Sarbanes-Oxley Act was passed or before the company went public.  The restriction does not apply to securities of the Louisiana-Pacific Corporation that were not acquired in connection with your service as a director or officer.  However, you should note that there is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., the individual corporate insider bears the burden of proving that the securities were not “acquired in connection with service or employment”).

The SEC’s rules provide a limited number of exemptions from the trading restriction.  If you would like more information regarding these exemptions, please contact me at 503.821.5432.

KEY DATES:	PLAN BLACKOUT PERIOD BEGINS:	MONDAY, DECEMBER 15, 2003
	PLAN BLACKOUT PERIOD ENDS:	MONDAY, JANUARY 5, 2004

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer.  In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

Please be aware that the week of November 10, 2003 current Plan participants and affected parties will be informed of the blackout via United States first class mail.  A copy of the blackout notice provided to Plan participants and affected parties is attached hereto.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed.  Please direct any questions regarding this notice to Shawn Koch, Corporate Benefits Manager, 805 SW Broadway, Suite 1200, Portland, OR  97205, 503.821.5218.